                                                     PROSPECTUS SUPPLEMENT FILED
                                                      PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-58665




                             Selling securityholders

         The holders  listed below and the  beneficial  owners of the TECONS and their transferees,  pledgees, donees or other successors,  identified in further supplements  to this  prospectus,  are the  selling  securityholders  under this prospectus.  The following table includes,  as of a recent practicable date, the selling  securityholders  and the  respective  number  of  TECONS  owned by each selling  securityholder  that may be offered pursuant to this  prospectus.  Such information has been obtained from the selling  securityholders,  DTC and/or the property trustee.
                                 Selling Securityholder                                        Number of TECONS
                                 ----------------------                                        ----------------
AFTRA Health Fund......................................................................                  20,000
Alpine Associates......................................................................                  75,000
Argent Classic Convertible Arbitrage Fund L.P..........................................                 122,500
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P................................                 175,000
Bankers Trust Trustee for Chrysler Corp. Emp #1 Pension Plan dated 4/1/89..............                  49,000
Bear, Stearns & Co.....................................................................                  20,000
BNP Arbitage SNC.......................................................................                  20,000
Bond Fund Series-Oppenheimer Convertible Securities Fund...............................                 160,000
Boston College Endowment Fund..........................................................                   2,400
BT Holdings (New York) Inc.............................................................                  51,000
California Public Employees Retirement System..........................................                  60,000
Chase Manhattan NA Trustee For IBM Corp. Retirement Plan Trust dated 12/18/45..........                  82,800
Donaldson, Lufkin & Jenrette Securities Corporation....................................                  30,800
Employers' Reinsurance Corporation.....................................................                  21,500
Evergreen American Retirement Fund.....................................................                  50,000
Evergreen Small Cap Equity & Income Fund...............................................                  85,000
Forest Alternative Strategies Fund B-3.................................................                   3,000
Forest Global Convertible Fund B-1.....................................................                   2,500
Forest Global Convertible Fund B-3.....................................................                   2,500
Forest Greyhound.......................................................................                   2,600
Forest Performance Fund LP.............................................................                   9,400
Franklin Investor Securities Trust - Franklin Convertible Securities Fund..............                  40,000
Franklin & Marshall College............................................................                   3,900
Global Series Fund II - Prudential Incomevertible Fund I...............................                  60,000
Hamilton Global Investors Limited......................................................                  25,000
Highbridge Capital Corporation.........................................................                  45,000
JP Morgan Securities, Inc..............................................................                 245,500
Mainstay Convertible Fund..............................................................                 130,000
McMahan Securities Company, L.P........................................................                     200
Mega Life & Health Insurance Company...................................................                   5,000
Merrill Lynch Pierce Fenner & Smith Inc. at DTC #161...................................                  25,000
Morgan Stanley Dean Witter Convertible Securities Trust................................                  60,000
Museum of Fine Arts, Boston............................................................                   2,900
New Hampshire State Retirement System..................................................                  13,500
Paloma Securities L.L.C................................................................                 130,000
Parker-Hannifin Corporation............................................................                   3,400
Promutual..............................................................................                  11,300
Putnam Balanced Retirement Fund........................................................                   7,000
Putnam Convertible Income-Growth Trust.................................................                  92,000
Putnam Convertible Opportunities and Income Trust......................................                   8,500
Putnam Funds Trust-Putnam High Yield Total Return Fund.................................                   1,000
Q Investments, L.P.....................................................................                  24,750
R2 Investments, LDC....................................................................                  20,250
Rhone-Poulenc Rorer Inc. Pension Fund..................................................                   4,400
Sage Capital...........................................................................                  10,000
State Street Bank Custodian for GE Pension Trust.......................................                  25,800
Teachers Insurance & Annuity Association of America....................................                 100,000
The Northwestern Mutual Life Insurance Company.........................................                 100,000(1)
University of Rochester................................................................                   2,600
Value Line Convertible Fund, Inc.......................................................                  20,000
Van Kampen Convertible Securities Fund.................................................                   8,500
Van Kampen Harbor Fund.................................................................                  50,000
All other beneficial holders...........................................................                 324,500
Total                                                                                                 2,640,000
                                                                                                      =========

------------------
(1) Includes 5,000 TECONS held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

         None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities, Inc. and Merrill Lynch Pierce Fenner & Smith, Inc. who were initial purchasers in connection with the initial offering of the TECONS and who have engaged and may engage in certain investment banking transactions with us. None of the selling securityholders, other than AFTRA Health Fund which owns 48,484 shares, BNP Arbitrage SNC which owns 4,100 shares, and Mainstay Convertible Fund which owns 315,146 shares, owns any shares of common stock. Our registration of the TECONS, the junior subordinated debentures and the common stock issuable upon conversion of the TECONS does not necessarily mean that the selling shareholders will sell all or any of these securities. Because the selling securityholders may offer all or some portion of the TECONS, the junior subordinated debentures or the common stock issuable upon conversion of the TECONS, we cannot estimate the amount of the TECONS, the junior subordinated debentures or the common stock issuable upon conversion of the TECONS that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their TECONS, since the date on which they provided the information regarding their TECONS, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only selling securityholders identified above who beneficially own the offered securities set forth opposite each such selling securityholder's name in the preceding table may sell such offered securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the TECONS and/or the junior subordinated debentures or common stock issuable upon conversion of the TECONS by any securityholder not identified above, we will supplement this prospectus to include the name and number of shares beneficially owned by the selling securityholder intending to sell such TECONS and/or common stock, and the number of TECONS and/or shares of common stock to be offered. If necessary, we will disclose in a prospectus supplement any other required information about any of the selling securityholders.